                                                                   EXHIBIT 12.1

                               TOWER AUTOMOTIVE, INC.

           STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                              Predecessor                                          Company
                             ------------  -------------------------------------------------------------------------------------
                               January 1,     April 15,                                                              Nine Months
                                1993 to        1993 to                      Year Ended December 31,                     Ended
                                April 14,    December 31,  -----------------------------------------------------      Sept. 30,
                                1993 (1)         1993         1994         1995            1996          1997           1998
                             ------------  --------------  ----------    ---------     ------------   ----------    ------------
Earnings:
Income before income
  taxes and extraordinary
  item....................   $   3,320       $   5,368     $  12,403     $  20,121       $ 34,337       $  80,741     $  91,800
Net fixed charges (2).....         172             916         2,351         2,501          8,551          44,385        42,952
                             ------------  --------------  ----------    ---------     ------------   ----------    ------------
Total earnings............   $   3,492       $   6,284     $  14,754     $  22,622       $ 42,888       $ 125,126     $ 134,752
                             ------------  --------------  ----------    ---------     ------------   ----------    ------------
                             ------------  --------------  ----------    ---------     ------------   ----------    ------------

Fixed charges:
Interest expense..........   $      93       $     636     $   1,956     $   2,027       $  7,636       $  36,651     $  35,719
Capitalized interest......          --              --            --          1157             --           3409          2,241
Interest factor of rental
  expense (3).............          79             192           271           311            660           6255          5,478
Amortization of debt
  expense.................          --              88           124           163            255           1479          1,755
Dividends on trust
  preferred securities....          --              --            --            --             --             --          5,385
                             ------------  --------------  ----------    ---------     ------------   ----------    ------------

Total fixed charges.......   $     172       $     916     $   2,351     $   3,658       $  8,551       $  47,794     $  50,578
                             ------------  --------------  ----------    ---------     ------------   ----------    ------------
                             ------------  --------------  ----------    ---------     ------------   ----------    ------------

Earnings to fixed charges.        20.3             6.9           6.3           6.2            5.0        2.6                2.7
                             ------------  --------------  ----------    ---------     ------------   ----------    ------------
                             ------------  --------------  ----------    ---------     ------------   ----------    ------------

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(1)  On April 15, 1993, the Company acquired R.J. Tower Corporation (the
     "Predecessor"). Accordingly, information of the Predecessor for the three and one-half month period ended April 15, 1993, is not comparable to the information of the Company for the periods thereafter due to the effects of certain purchase accounting adjustments and financing transactions.

(2) Net fixed charges represents total fixed charges less capitalized interest and dividends on trust preferred securities.

(3) The interest factor of rental expense has been calculated using the rate implied pursuant to the terms of the rental agreements. For the periods presented, the interest factor ranged from 30% to 50% of total rental expense.